SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of an email from Charles Morgan, the Company Leader, to the Company’s employees regarding the proposed acquisition.

Morgan’s Minutes

Hello, everyone. Early this morning we marked the close of the 60-day period that followed the signing of Acxiom’s definitive agreement with Silver Lake and ValueAct Capital in which the firms agreed to purchase our company for $27.10 a share in a deal worth about $3 billion.

We announced when the deal was signed in May that Acxiom’s board of directors for two months would solicit and entertain acquisition offers other companies might make.

Today I want to tell you that while our board did have discussions with other interested parties, no superior bids were forthcoming. So we now will move forward with Silver Lake and ValueAct Capital unless a proposal is received that is superior to the present offer.

The next steps will be to:

•	Finalize our proxy materials, which the U.S. Securities and Exchange Commission is currently reviewing
•	Schedule our shareholders meeting
•	Mail the proxy materials to all Acxiom shareholders
•	Announce the results of the shareholders’ vote at the meeting – with a two-thirds majority required to approve the acquisition.

Because we cannot predict when the SEC will complete its review process of our proxy materials, the timetable for the shareholders meeting and the mailing of those materials can’t be determined at this point.

You should know that another company could still technically make a proposal for the board’s consideration between now and the shareholder meeting date. And if that occurs, we will communicate that news as quickly as we can.

Thanks, everyone, and please know that I will share new details with you as they emerge.

cm

Additional Information and Where to Find It

In connection with the proposed transaction, on June 27, 2007, Acxiom filed a preliminary proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Acxiom also filed with the SEC on June 27, 2007 a preliminary transaction statement on Schedule 13E-3 relating to the Merger Agreement and the proposed Merger.   SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT  AND SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers, which may be different than those of Acxiom stockholders generally, is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).